Exhibit 99

Filed by ITC^DeltaCom, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: ITC^DeltaCom, Inc.

Commission File Nos. 333-119496; 333-120215

This filing relates to two proposed acquisitions by ITC^DeltaCom, Inc. (“ITC^DeltaCom”) pursuant to (1) an Agreement and Plan of Merger, dated as of September 8, 2004 (the “FDN Merger Agreement”), among ITC^DeltaCom, a wholly owned subsidiary of ITC^DeltaCom, Florida Digital Network, Inc. (“FDN”) and certain stockholders of FDN, and (2) an Agreement and Plan of Merger, dated as of September 8, 2004 (the “NTC Merger Agreement”), among ITC^DeltaCom, a wholly owned subsidiary of ITC^DeltaCom, NT Corporation (“NTC”) and certain stockholders of NTC. The FDN Merger Agreement and the NTC Merger Agreement and related documents are on file with the Securities and Exchange Commission (the “SEC”) as exhibits to a Current Report on Form 8-K filed by ITC^DeltaCom on September 8, 2004, as amended on September 10, 2004.

ITC^DeltaCom has filed with the SEC a registration statement on Form S-4 (Commission File No. 333-119496), which contains a proxy statement/prospectus of ITC^DeltaCom with respect to the transactions contemplated by the FDN Merger Agreement, as well as other relevant documents concerning such proposed transactions. ITC^DeltaCom has filed with the SEC a registration statement on Form S-4 (Commission File No. 333-120215), which contains a proxy statement/prospectus of ITC^DeltaCom with respect to the transactions contemplated by the NTC Merger Agreement, as well as other relevant documents concerning such proposed transactions. Investors are urged to read the proxy statement/prospectus for each transaction and any other relevant documents filed with the SEC, because they will contain important information. The proxy statement/prospectus for each transaction will be mailed to stockholders of ITC^DeltaCom prior to their stockholder meeting. In addition, interested parties will be able to obtain the Form S-4 registration statements, including the exhibits filed therewith, free of charge at the Web site maintained by the SEC at www.sec.gov. The proxy statement/prospectus for each transaction and these other documents also may be obtained free of charge from ITC^DeltaCom by directing a request to 1791 O.G. Skinner Drive, West Point, Georgia 31833, Attn: Investor Relations.

ITC^DeltaCom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ITC^DeltaCom in connection with the proposed transactions. Information about the directors and executive officers of ITC^DeltaCom and their ownership of ITC^DeltaCom common stock and other ITC^DeltaCom voting securities is included in ITC^DeltaCom’s proxy statement for its 2004 annual meeting of stockholders, which it filed with the SEC on April 1, 2004. This document is available free of charge at the Web site maintained by the SEC at www.sec.gov and from ITC^DeltaCom as described above. Additional information regarding interests in the transaction of participants in the proxy solicitation may be obtained by reading the proxy statement/prospectus regarding each proposed transaction when it becomes available.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

NT Corporation

We have audited the accompanying consolidated balance sheets of NT Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in the redeemable preferred stock and stockholders’ equity (deficit) and cash flows for the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NT Corporation at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that NT Corporation will continue as a going concern. As more fully described in Note 1, the Company has, among other things, incurred operating losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/    Ernst & Young LLP

New Orleans, Louisiana

August 2, 2004

NT Corporation

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$10,503,099	$28,722,933
Accounts receivable, net of allowances of $2,290,982 in 2003 and $2,887,789 in 2002	5,487,359	8,923,554
Prepaid expenses and other current assets	1,258,377	750,869

Total current assets	17,248,835	38,397,356

Property and equipment:
Switching equipment	76,285,590	122,662,216
Building leased under capital lease	—	4,499,226
Office furnishings, data processing, and other equipment	32,337,118	40,406,757
Construction-in-progress	—	805,491

	108,622,708	168,373,690
Accumulated depreciation and amortization	(46,658,693)	(43,416,042)

	61,964,015	124,957,648

Other assets	—	19,663

Total assets	$79,212,850	$163,374,667

	December 31,
	2003	2002
Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,191,131	$1,006,125
Accrued liabilities	4,984,175	8,990,324
Deferred revenue	4,648,263	4,057,668
Current maturities of:
Long-term debt	275,451	275,451
Capital lease obligation	—	88,108

Total current liabilities	12,099,020	14,417,676
Long-term debt, less current maturities	164,285	232,486
Capital lease obligations, less current maturities	—	4,196,655
Capital lease penalty note	1,276,400	—

Total liabilities	13,539,705	18,846,817

Redeemable preferred stock:
Series A Convertible Preferred Stock, $0.01 par value, with an aggregate liquidation preference of $17,458,214 at December 31, 2003; Authorized, issued and outstanding shares—7,500,000 in 2003 and 2002	17,164,993	15,476,856
Series B Convertible Preferred Stock, $0.01 par value, with an aggregate liquidation preference of $16,480,422 at December 31, 2003; Authorized, issued and outstanding shares—4,459,320 in 2003 and 2002	16,462,588	14,925,954
Series C Convertible Preferred Stock, $0.01 par value, with an aggregate liquidation preference of $34,903,178 at December 31, 2003; Authorized, issued and outstanding shares—6,584,372 in 2003 and 2002	34,892,751	31,645,438
Series D Convertible Preferred Stock, $0.01 par value, with an aggregate liquidation preference of $196,881,107 at December 31, 2003; Authorized shares—29,668,487; issued and outstanding shares—25,575,774 in 2003 and 2002	191,744,312	163,658,455

	260,264,644	225,706,703
Stockholders’ equity (deficit):
Series E Convertible Preferred Stock, $.01 par value, Authorized shares-9,796,238; issued and outstanding shares—9,796,238 in 2003 and 2002	88,166,139	88,166,139
Common Stock, $.01 par value: Authorized shares—90,018,495; issued and outstanding shares—9,420,948 in 2003 and 9,408,544 in 2002	94,209	94,085
Deferred compensation	(9,396)	(25,260)
Additional paid-in capital	10,102,040	10,093,858
Deficit	(292,944,491)	(179,507,675)

Total stockholders’ equity (deficit)	(194,591,499)	(81,178,853)

Total liabilities, redeemable preferred stock and stockholders’ equity	$79,212,850	$163,374,667

See accompanying notes.

NT Corporation

Consolidated Statements of Operations

	Year ended December 31,
	2003	2002	2001
Revenues	$57,718,748	$44,803,164	$19,455,948

Operating expenses:
Resale line costs	5,741,058	7,907,497	9,663,946
Facility line costs	10,330,162	14,490,763	20,732,374
UNEP line costs	7,646,574	10,817,881	—
Selling, general, and administrative expenses (including non-cash stock option compensation expense of $2,450,000 in 2001)	46,310,460	46,725,255	45,957,619
Depreciation and amortization	31,445,583	22,334,347	18,938,509
Impairment loss on equipment	34,179,648	1,008,139	—
Operating lease penalty	1,280,000	—	—

Total operating expenses	136,933,485	103,283,882	95,292,448

Operating loss	(79,214,737)	(58,480,718)	(75,836,500)

Other income (expense):
Interest income	218,830	3,143,243	4,049,032
Interest expense	(47,195)	(619,011)	(6,049,384)
Gain on disposal of assets and conversion of capital lease to operating lease	154,348	—	—
Loss on investments	(6,086)	—	—
Gain on vendor settlement	—	—	39,505,612
Other	15,965	23,345	4,572

	335,862	2,547,577	37,509,832

Net loss	(78,878,875)	(55,933,141)	(38,326,668)
Redeemable preferred stock dividends and accretion of issuance cost	(34,557,941)	(27,488,320)	(6,492,345)

Net loss applicable to common stockholders	$(113,436,816)	$(83,421,461)	$(44,819,013)

Basic and diluted net loss per common share	$(12.05)	$(8.89)	$(4.78)

Basic and diluted weighted-average common shares outstanding	9,416,160	9,388,703	9,373,961

See accompanying notes.

NT Corporation

Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders’ Equity (Deficit)

	Redeemable Preferred Stock	Series E Convertible Preferred Stock	Common Stock		Deferred Compensation	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Shareholders’ Equity (Deficit)
			Number	Amount
Balance at December 31, 2000	$191,887,384	$—	9,370,812	$93,708	$(56,034)	$7,548,213	$(51,267,201)	$(43,681,314)
Issuance of common stock	—	—	6,298	62	—	3,527	—	3,589
Stock issuance costs	—	—	—	—	—	(4,500)	—	(4,500)
Stock issuance costs on Series D Convertible Preferred Stock	(161,346)	—	—	—	—	—	—	—
Issuance of 7,836,900 shares of Series E Convertible Preferred Stock	—	70,532,910	—	—	—	—	—	70,532,910
Series E Convertible Preferred Stock subscribed—1,959,338 shares	—	17,633,229	—	—	—	—	—	17,663,229
Accretion of redeemable preferred stock issuance costs	1,225,811	—	—	—	—	—	(1,225,811)	(1,225,811)
Dividends on redeemable preferred stock	5,266,534	—	—	—	—	—	(5,266,534)	(5,266,534)
Compensation of modified stock options	—	—	—	—	—	(2,449,814)	—	2,449,814
Deferred compensation	—	—	—	—	(84,600)	84,600	—	—
Amortization of deferred compensation	—	—	—	—	85,410	—	—	85,410
Net loss for 2002	—	—	—	—	—	—	(38,326,668)	(38,326,668)

Balance at December 31, 2001	$198,218,383	$88,166,139	9,377,110	$93,770	$(55,224)	$10,081,654	$(96,086,214)	$2,200,125
Issuance of common stock	—	—	31,434	315	—	12,204	—	12,519
Accretion of redeemable preferred stock issuance cost	1,428,610	—	—	—	—	—	(1,428,610)	(1,428,610)
Dividends on redeemable preferred stock	26,059,710	—	—	—	—	—	(26,059,710)	(26,059,710)
Amortization of deferred compensation	—	—	—	—	29,964	—	—	29,964
Net loss for 2002	—	—	—	—	—	—	(55,933,141)	(55,933,141)

Balance at December 31, 2002	225,706,703	88,166,139	9,408,544	94,085	(25,260)	10,093,858	(179,507,675)	(81,178,853)
Issuance of common stock	—	—	12,404	124	—	8,182	—	8,306
Accretion of redeemable preferred stock issuance cost	1,198,117	—	—	—	—	—	(1,198,117)	(1,198,117)
Dividends on redeemable preferred stock	33,359,824	—	—	—	—	—	(33,359,824)	(33,359,824)
Amortization of deferred compensation	—	—	—	—	15,864	—	—	15,864
Net loss for 2003	—	—	—	—	—	—	(78,878,875)	(78,878,875)

Balance at December 31, 2003	$260,264,644	$88,166,139	9,420,948	$94,209	$(9,396)	$10,102,040	$(292,944,491)	$(194,591,499)

See accompanying notes.

NT Corporation

Consolidated Statements of Cash Flows

	Year ended December 31,
	2003	2002	2001
Operating activities
Net loss	$(78,878,875)	$(55,933,141)	$(38,326,668)
Adjustments to reconcile net loss to cash used in operating activities:
Gain on vendor settlement	—	—	(39,505,612)
Impairment loss on equipment	34,179,648	1,008,139	—
Depreciation and amortization	31,445,583	22,334,347	18,938,509
Non-cash stock compensation costs	—	—	2,449,814
Amortization of stock compensation costs	15,864	29,964	85,410
Provision for losses on accounts receivable	(596,807)	1,773,455	1,055,877
Operating lease penalty	1,280,000	—	—
Gain on disposal of assets and conversion of capital lease to operating lease	154,348	—	—
Changes in operating assets and liabilities:
Receivables	4,033,002	(6,045,911)	(5,681,010)
Prepaid expenses and other assets	(487,845)	628,452	631,642
Accounts payable, accrued expenses and deferred revenue	(2,223,088)	94,233	11,452,877

Net cash used in operating activities	(11,078,170)	(36,110,462)	(48,899,161)

Investing activities
Purchases of property and equipment	(7,144,298)	(13,949,524)	(29,924,094)
Proceeds from disposal of assets	66,129	—	—

Net cash used in investing activities	(7,078,169)	(13,949,524)	(29,924,094)

Financing activities
Principal payments on long–term debt and capital lease obligations	(289,354)	(329,844)	(167,925)
Proceeds from issuance of common stock	8,306	12,519	3,589
Proceeds from vendor settlement	—	47,523,260	24,809,460
Stock issuance costs	—	—	(165,846)
Proceeds from loan	217,553	—	2,062,751

Net cash provided by (used in) financing activities	(63,495)	47,205,935	26,542,029

Net decrease in cash and cash equivalents	(18,219,834)	(2,854,051)	(52,281,226)
Cash and cash equivalents at beginning of year	28,722,933	31,576,984	83,858,210

Cash and cash equivalents at end of year	$10,503,099	$28,722,933	$31,576,984

Supplemental disclosure of cash flow information
Cash paid for interest	$598,677	$619,011	$647,852

See accompanying notes.

NT Corporation

Notes to Consolidated Financial Statements

December 31, 2003

1.	Nature of Operations and Significant Accounting Policies

Organization and Nature of Operations

Network Telephone Corporation (“Network”) was incorporated in the state of Florida in October 1997 and NT Corporation (the “Company”) was incorporated in the state of Delaware in December 1999. An exchange agreement was executed effective December 22, 1999, which transferred all of the outstanding shares of the common and preferred stock of Network to the Company in exchange for an identical number of shares of the Company’s common and preferred stock. The terms of the Company’s preferred stock were identical to the terms of Network’s preferred stock.

The Company is an integrated communications provider offering facilities-based voice and data telecommunications services and Web services. The Company provides these services primarily to small and medium-sized businesses in 32 second- and third-tier markets in the southeastern United States. Services offered by the Company include local exchange, local access, domestic and international long distance, internet, Virtual Private Network (“VPN”) technology, and dedicated high-speed digital communications services using Digital Subscribe Line (“DSL”) technology. The Company provides service to its customers through Company-owned switches, network architecture leased from incumbent local exchange carriers (“ILECs”), and Unbundled Network Element Platform (“UNE-P”) line agreements and resale line agreements, primarily with one ILEC.

The Company has interconnection agreements with its primary ILEC for operations in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee. The Company also has interconnection agreements with two other ILECs for certain operations in Florida. These agreements expire from March 2004 to June 2006.

The Company has experienced operating losses and used cash in operations in 2003 and 2002, a portion of which cash used in operations was cash received in the vendor settlement discussed in Note 2. The Company has not paid its dividends on its redeemable preferred stock. Subsequent to December 31, 2003, certain regulatory actions occurred that could affect revenues and cash flows in 2004, as discussed in Note 9. There can be no guarantee that the Company will achieve profitability or positive cash flows in 2004. Cash from operations in 2004 and cash on hand at December 31, 2003 may not be sufficient to fund obligations as they become due. As discussed in Note 9, the Company has evaluated certain offers from third parties to purchase the Company.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company’s operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory and other risks associated with an emerging business.

Significant Accounting Policies

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Network. All significant intercompany transactions and accounts have been eliminated in consolidation. References herein to the Company include the Company and its subsidiary, unless the context otherwise requires.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method based upon the estimated useful lives of the assets ranging from five to seven years.

Construction-in-progress consists primarily of costs associated with the purchase and installation of digital switching platforms.

Organizational Costs

The Company expenses costs related to start-up activities as incurred.

Impairment of Long-Lived Assets

The Company continually reevaluates the carrying value of its long-lived assets for events or changes in circumstances, which indicate that the carrying value may not be recoverable. As part of this reevaluation, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposal. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized through a charge to operations.

In 2003, the Company recorded an impairment loss of $34,179,648 on certain system equipment and other equipment. This charge was recorded to reflect the value of the system indicated by a range of cash flows at various probabilities to reflect possible outcomes ranging from continuing to operate the system to a sale of the Company (see Note 10). In 2002, the Company recorded an impairment loss on certain equipment with a carrying amount of $1,008,139.

Revenue Recognition

The Company recognizes revenues from telecommunications services in the period the related services are provided. Revenues on billings to customers in advance of providing services are deferred and recognized when earned. Revenues for carrier interconnection, access and reciprocal compensation are recognized in the period in which the service is provided, except when realization of these revenues is not reasonably assured.

Unbilled revenues represent revenues earned for telecommunication services that have been provided, and will be billed in succeeding months. In 2003, the Company re-evaluated its method of accruing unbilled revenue and included, among other things, an analysis of the likelihood such amounts would be collected. In 2003, the Company wrote off certain amounts accrued at December 31, 2002 as a result of revising its estimates. At December 31, 2003, 2002 and 2001 unbilled revenues totaled $244,359, $2,152,971, and $640,750 respectively, and are included in accounts receivable in the accompanying consolidated balance sheets.

Credit is extended to customers based upon an evaluation of the customer’s financial condition and collateral is generally not required.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

Network Costs

Network costs are recognized in the period in which the service is utilized. Accruals for unbilled leased network facilities, network access charges and equipment collocation charges are based on circuit counts, estimated usage, and active collocation sites. Additionally, accrued network costs include charges invoiced by carriers which are probable network costs but have not yet been paid due to rate or volume disputes with other carriers. Network costs do not include an allocation of depreciation or amortization expense.

Income Taxes

Income taxes are accounted for using the liability method. Deferred income taxes relate to temporary differences between assets and liabilities recognized differently for financial reporting purposes and for income tax purposes.

Deferred tax assets and liabilities primarily relate to property and equipment, goodwill and net operating loss carryforwards. Valuation allowances of $80,600,000, $49,800,000 and $29,200,000 at December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, the Company has net operating loss carryforwards of approximately $151,000,000 available to reduce future taxable income, which expire at various dates through 2021 and are subject to certain limitations in each year.

Advertising Costs

The Company expenses advertising cost as incurred in accordance with Statement of Position 93-7, Reporting on Advertising Cost. Advertising expense was $62,392 for 2003, $216,939 for 2002 and $63,412 for 2001.

Employee Stock Options

The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense only to the extent the fair value of the Company’s common stock exceeds the exercise price of the stock options at the date of grant.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the net loss applicable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net loss per common share includes the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted net loss per common share for the years ended December 31, 2003, 2002 and 2001 are the same as the basic net loss per common share because the effects of such items are anti-dilutive.

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate their fair values. The carrying amounts of the Company’s long-term debt and capital lease obligations also approximate their fair values based upon current rates for similar obligations.

2.	Vendor Settlement

On July 19, 1999, the Company entered into a general agreement pursuant to which the Company purchased and licensed a number of communication products and systems (the “Systems”) and support services from a vendor (the “Vendor”) for the purpose of providing CLEC services. During 2000, the Company installed and placed into service several of the Systems and attempted to provide service to customers from those platforms. LightNetworks, Inc. (“LightNetworks”), acquired by the Company in September 2000, was installing the Systems. Many customers who were placed on the Systems experienced loss of service from the failure of these Systems.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

On January 24, 2001, the Company was notified by the Vendor that, due to market and economic considerations, the production and support of the Systems were being discontinued. In August 2001, the Company entered into a settlement and release agreement (the “Settlement”) with the Vendor for the removal and replacement by the Vendor of the Systems in 13 markets in which the Company operated; cancellation of $75.0 million in long-term debt payable to the Vendor and $5.4 million in related accrued interest; purchase of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”); $50.0 million in cash payments to the Company over 12 months beginning January 1, 2002; a $25.0 million cash payment to the Company on August 24, 2001; and cancellation of warrants issued to the Vendor to purchase 640,807 shares of the Company’s Common Stock at $5.852 per share. The removal and replacement of the Systems included de-installation, packaging, shipping, engineering, furnishings, installation, integration and project management services, at an estimated value of $30.3 million at the settlement date, which was included in construction-in-progress as of December 31, 2001. No gain or loss was recognized by the Company on the exchange of the Systems.

In connection with the Settlement, the Company agreed to issue to the Vendor 9,796,238 shares of the Series E Preferred Stock. On the initial closing on August 24, 2001, the Company issued 7,836,990 shares of the Series E Preferred Stock to the Vendor, which was recorded at $9.00 per share based upon management’s estimate of the fair value of the shares as of that date. In addition, 1,959,248 shares of the Series E Preferred Stock were subscribed by the Vendor as of that date and issued in 2002.

During 2002, the Company wrote off debt issuance cost with a book value of $8.7 million, goodwill with a book value of $7.4 million, certain equipment with a book value of $6.4 million and a receivable from the Vendor of $.5 million, resulting in a gain of $39.5 million on the settlement. The write-off included equipment used in connection with the Systems that was not replaced by the Vendor and goodwill from the LightNetworks acquisition. LightNetworks used the Systems exclusively.

3.	Credit Facilities and Long-Term Debt

Long-term debt consists of notes payable to a bank totaling $439,736, $507,937, and $760,359 at December 31, 2003, 2002 and 2001, respectively and a note payable to a related party totaling $1,276,400 at December 31, 2003. The notes payable to a bank bear interest from 7.75% to 8.75% and are payable in equal monthly installments of principal and interest through 2005. The note payable to a related party bears interest at 6% and is payable in monthly installments of $10,000 from December 2003 through September 2004 and in equal monthly installments of principal and interest of $56,730 beginning in October 2004 and continuing until the note is paid in full.

The Company has a letter of credit for $1,710,000 with its primary ILEC in connection with its agreements with the ILEC. The letter of credit expires December 11, 2004.

4.	Leases

The Company leases office buildings and certain equipment under various operating lease agreements. Rent expense totaled $696,657 for 2003, $1,000,492 for 2002, and $1,318,636 for 2001 and included rent expense of $332,710, $329,710, and $182,040 paid to a company owned by an officer of the Company in 2003, 2002 and 2001, respectively. The Company also leases a portion of an office building under an operating lease from a Company owned, in part, by a shareholder and officer of the Company and a member of management of the Company. The lease expires in 2012 and requires the Company to pay maintenance, insurance, taxes and other expenses in addition to the minimum rentals. Pursuant to the lease agreement, the Company had the option at any time on or before May 31, 2003 to lease the remaining space in the office building for a term of 13 years at an average monthly rental of $60,000.

In the event the Company did not lease the additional office space, a penalty of $1,280,000 was due to the lessor no later than June 30, 2003. During 2003, the Company elected not to lease the additional office space

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

and entered into a note payable to pay the $1,280,000 penalty. The note is payable in equal monthly installments of $10,000 from December 2003 through September 2004 and in equal monthly installments of $56,730 beginning in October 2004 and continuing until the note is paid in full. (See Note 3.)

Capital lease assets included in the accompanying consolidated balance sheets were as follows:

	December 31, 2002	December 31, 2001
Building	$4,499,226	$4,499,226
Accumulated amortization	699,880	399,931

	$3,799,346	$4,099,295

Amortization expense applicable to the capital lease is included in depreciation and amortization in the accompanying consolidated statements of operations.

At December 31, 2003, minimum future obligations under noncancelable operating leases with original terms of more than one year are as follows:

Operating Lease
2004	$462,344
2005	691,865
2006	515,179
2007	44,192

Total minimum lease payments	$1,713,580

5.	Preferred Stock

The Company has four classes of redeemable preferred stock (the “Redeemable Preferred Stock”) issued and outstanding at December 31, 2003. The Redeemable Preferred Stock is redeemable at any time on or after September 30, 2008 upon election by a majority of the holders. Each share of the Redeemable Preferred Stock is convertible at any time into one share of the Company’s common stock. The conversion rate is subject to certain adjustments as defined in the Company’s certificate of incorporation. All shares of the Redeemable Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. Dividends on the Redeemable Preferred Stock are cumulative and are payable in preference to any dividends on the Company’s common stock. Each share of the Redeemable Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The issuance costs, with remaining balances of $5,691,049 and $6,889,165 at December 31, 2003 and 2002, respectively, are accreted to the Redeemable Preferred Stock balance through September 2008, which is the date the stock may be redeemed upon the election by a majority of the holders.

On June 30, 1999, the Company issued 7,500,000 shares of 10% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for $10,648,403, net of issuance costs. The Series A Preferred Stock has a redemption and liquidation value of $1.50 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series A Preferred Stock dividends in arrears of $6,213,420 at December 31, 2003. In connection with the issuance of the Series A Preferred Stock, the Company issued warrants to purchase 200,000 shares of its Common Stock at $1.50 per share. The warrants are exercisable by the holders at any time through June 30, 2004. The value of the warrants was de minimis at the date of issuance.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

On February 4, 2000, the Company issued 4,459,320 shares of 10% Series B Convertible Preferred Stock (the “Series B Preferred Stock”) for $11,224,156, net of issuance costs. The Series B Preferred Stock has a redemption and liquidation value of $2.52 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series B Preferred Stock dividends in arrears of $5,226,010 at December 31, 2003.

On February 29, 2000, the Company issued 6,584,372 shares of 10% Series C Convertible Preferred Stock (the “Series C Preferred Stock”) for $23,978,027, net of issuance costs. The Series C Preferred Stock has a redemption and liquidation value of $3.64 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series C Preferred Stock dividends in arrears of $10,904,665 at December 31, 2003.

On August 18, 2000 and September 8, 2000, the Company issued 25,575,774 shares of 15% Series D Convertible Preferred Stock (the “Series D Preferred Stock”) for $140,669,540, net of issuance costs. The Series D Preferred Stock has a redemption and liquidation value of $5.85 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series D Preferred Stock dividends in arrears of $47,211,678 at December 31, 2003.

In addition to the Redeemable Preferred Stock, the Company issued the Series E Convertible Preferred Stock during 2001 (see also Note 2). Each share of the Series E Convertible Preferred Stock is convertible at any time into one share of the Company’s Common Stock. The conversion rate is subject to certain adjustments as defined in the Company’s certificate of incorporation. All shares of the Series E Convertible Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. Each share of the Series E Convertible Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The Series E Convertible Preferred Stock shareholders may vote on matters other than the election of members of the board of directors. No dividends shall be paid on the Series E Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding.

On April 26, 2004, the Company issued 12,178 shares of Series F Convertible Preferred Stock. Each share of the Series F Convertible Preferred Stock is convertible at any time into one share of the Company’s Common Stock. The conversion rate is subject to certain adjustments as defined by the Company’s articles of incorporation. All shares of the Series F Convertible Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. No dividends shall be paid on the Series F Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding. A merger, reorganization or other acquisition-type transaction or a sale of all or substantially all of the Company’s assets shall not be treated as a liquidation but as a “Sale” of the Company. In a Sale of the Company the Series F Preferred shareholders shall participate parri passu with the holders of the Series E Preferred and the Prior Preferred in the distribution of the Sale proceeds based on a Series F Preferred liquidation preference equal to:

$1.00 million	if the Sale proceeds are at least $50 million but less than $100 million;
$2.50 million	if the Sale proceeds are at least $100 million but less than $150 million;
$4.50 million	if the Sale proceeds are at least $150 million but less than $200 million;
$7.00 million	if the Sale proceeds are at least $200 million but less than $250 million;
$10.00 million	if the Sale proceeds are at least $250 million but less than $300 million;
$13.50 million	if the Sale proceeds are at least $300 million but less than $350 million;
$17.50 million	if the Sale proceeds are at least $350 million but less than $400 million;
$22.00 million	if the Sale proceeds are at least $400 million but less than $450 million; and
$27.00 million	if the Sale proceeds are at least $450 million.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

Each share of the Series F Convertible Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The Series F Preferred shareholders may vote on matters other than the election of members of the board of directors. No dividends shall be paid on the Series F Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding.

6.	Employee Stock Options

In 1999, the Company adopted the 1999 Stock Option Plan (the “Option Plan”) and reserved 2,705,273 of shares of its authorized Common Stock for grant under the Option Plan. At December 31, 2003, 2002 and 2001, there were no outstanding options under the Option Plan. The Option Plan provides for the grant of stock based awards to employees of the Company through incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options. The term of the options granted under the Option Plan may not exceed ten years. The Option Plan expires on June 30, 2009.

In 2000, the Company adopted the 2000 Equity Incentive Plan (the “Incentive Plan”) and reserved 2,705,273 of shares of its authorized common stock for grant under the Incentive Plan. Options granted under the Incentive Plan may be incentive stock options or non-qualified stock options and Options have a ten-year term. During the year ended December 31, 2001, an additional 5,200,000 shares of the Company’s common stock were reserved for grant under the Incentive Plan.

A summary of the Company’s stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Outstanding at December 31, 2000	2,553,422	$0.61
Granted in 2001	3,242,347	3.63
Exercised	(6,298)	0.57
Forfeited	(1,535,806)	2.47

Outstanding at December 31, 2001	4,253,665	$2.24
Granted in 2002	1,621,759	0.40
Exercised	(31,434)	0.40
Forfeited	(1,275,177)	2.52

Outstanding at December 31, 2002	4,568,813	1.49
Granted in 2003	1,400,900	.23
Exercised	(12,404)	.67
Forfeited	(2,045,847)	1.46

Outstanding at December 31, 2003	3,911,462	1.22

Options granted in 2003, 2002 and 2001 under the Incentive Plan have ten-year terms and have exercise prices ranging from $0.20 to $4.57 per share. An employee vests in and may exercise 25% of the options after the end of the first anniversary of the grant date and one-forty-eighth of the option shares after the end of each calendar month following the first anniversary of the grant date.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

Options outstanding as of December 31, 2003 consisted of the following:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price Per Share	Number of Shares	Weighted- Average Exercise Price Per Share
$0.20 to $0.75	2,751,984	9.1 years	$0.25	987,171	$0.32
$1.15 to $1.75	378,000	8.1	1.57	248,031	1.54
$4.57	781,478	8.8	4.57	368,435	4.57

	3,911,462	8.9	1.63	1,603,637	1.64

The Company determined pro forma information regarding the fair value of options granted as if the Company had accounted for its employee stock options under the fair value method of FASB Statement No. 123, Accounting for Stock-Based Compensation.

The Company estimated fair value at the date of the grant using the minimum value method permitted by FASB Statement No. 123 for entities not publicly traded. The following weighted-average assumptions were used in the calculation: Weighted-average expected life of options of five years; risk-free interest rate of 3% in 2003, 4% in 2002 and 5% in 2001; and no dividends being paid over the life of the options.

The weighted average fair value of options granted during the years ended December 31, 2003, 2002 and 2001 was $0.05, $0.08 and $0.80, respectively. For purposes of pro forma disclosures, the estimated fair value of the options granted per share is amortized to expense over the vesting period. The pro forma effect of the options granted in 2003, 2002 and 2001 was not material to the Company’s consolidated financial statements.

7.	Retirement Plan

The Company has a contributory 401(k) retirement plan (the “Plan”) covering substantially all full-time employees. Employees are allowed to contribute up to 15% of their annual wages to the Plan as limited by the Internal Revenue Service. The Company makes contributions to the plan on a discretionary basis. The Company’s contributions to the Plan were $0, $207,400 and $365,244 for 2003, 2002 and 2001, respectively.

8.	Commitments and Contingencies

Under the Company’s business plan, it leases space and collocates its digital switching platforms at the central office of the ILEC. The collocation leases are statutory in nature and require the ILEC to provide space as long as an interconnection agreement is in force. The Company paid approximately $288,000, $500,000 and $1,062,350 in collocation application fees and leasehold improvements related to collocation leases during the years ended December 31, 2003, 2002 and 2001, respectively.

The Company is involved in various claims and litigation incidental to its business. Although the outcome of such matters cannot be determined with certainty, management, upon the advice of counsel, is of the opinion that the fiscal outcome should not have a material effect on the Company’s consolidated results of operations or financial position.

9.	Subsequent Events

Regulatory Developments

On March 2, 2004, a federal court of appeals vacated and remanded to the Federal Communications Commission (“FCC”) several portions of an order the FCC issued in August 2003. In its order, the FCC

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

adopted changes to the rules defining the circumstances under which incumbent carriers must make network elements available to competitive carriers like the Company at cost-based rates. The FCC adopted rules which, among other things, permit state regulators, under specified circumstances, to impose significant limitations on the ability of competitive carriers to purchase the “unbundled network element platform,” or UNE-P, from incumbent local exchange carriers at regulated prices based on the FCC’s “Total Element Long Run Incremental Cost” methodology. The appellate court vacated certain portions of the order that were beneficial to the Company, including those portions requiring incumbent carriers to continue to make available mass market switching and dedicated transport facilities at cost-based rates, and those portions delegating certain responsibilities to the states to determine which of these elements should continue to be made available. The court also upheld several portions of the order that could result in increased costs for the Company, including limiting the local loops and enterprise switching elements that must be made available to competitive carriers at cost-based rates. The order is now effective, and the FCC has indicated that it intends to issue interim rules that freeze existing rates, terms and conditions for a period of six months while it develops permanent rules to address the appellate court’s decision. Some competitive carriers are seeking review of the appellate court’s decision by the United States Supreme Court, which has denied petitions for a stay of the appellate court’s decision. The Company continues to advocate its position related to the continued availability of certain network elements at cost-based rates.

The FCC continues to urge incumbent and competitive carriers to negotiate resolution of the issues addressed in the appellate court’s decision. It is uncertain whether these commercial negotiations will be successful. As of the date of this report, there had been no public announcement of a commercial resolution of these issues between BellSouth, which is the incumbent carrier in most of the Company’s markets, and any major competitive carrier that purchases UNE-P. The Company cannot predict how the FCC will act in any remand proceedings resulting from the appellate court’s ruling, or the extent to which the FCC’s resulting decisions will be favorable or unfavorable to the Company’s business. Based on the appellate court’s decision, it is likely that the availability of cost-based unbundled network elements to competitive carriers will be diminished in the new FCC permanent rules and that the overall cost to competitive carriers of using unbundled network elements will increase.

As of June 30, 2004, the Company had approximately 29,000 business UNE-P lines which are all provided by BellSouth. The Company generally seeks to target those lines, which are subject to the regulatory uncertainties above, for conversion to a facilities-based product when such a conversion is economically advantageous.

Sales Transaction

In 2004, management has evaluated certain offers to sell the Company.

NT Corporation

Condensed Consolidated Balance Sheets

June 30, 2004 and December 31, 2003

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,923,851	$10,503,099
Accounts receivable, net of allowances of $1,947,296 in 2004 and $2,290,982 in 2003	5,228,368	5,487,359
Prepaid expenses and other current assets	741,027	1,258,377

Total current assets	11,893,246	17,248,835

Property and equipment:
Switching equipment	76,169,368	76,285,590
Building leased under capital lease	—	—
Office furnishings, data processing, and other equipment	33,009,152	32,337,118
Construction-in-progress	—	—

	109,178,520	108,622,708
Accumulated depreciation and amortization	(59,679,759)	(46,658,693)

	49,498,761	61,964,015
Other assets	—	—

Total assets	$61,392,007	$79,212,850

	June 30, 2004	December 31, 2003
	(Unaudited)
Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,466,529	$2,191,131
Accrued liabilities	4,223,379	4,984,175
Deferred revenue	4,936,435	4,648,263
Current maturities of:
Long-term debt	268,089	275,451
Capital lease obligation	—	—

Total current liabilities	11,894,432	12,099,020
Long-term debt, less current maturities	—	164,285
Capital lease obligations, less current maturities	—	—
Capital lease penalty note	1,254,419	1,276,400

Total liabilities	13,148,851	13,539,705
Redeemable preferred stock:
Series A Convertible Preferred Stock, $0.01 par value; Authorized, issued and outstanding shares—7,500,000 at June 30, 2004 and December 31, 2003	18,070,422	17,164,993
Series B Convertible Preferred Stock, $0.01 par value; Authorized, issued and outstanding shares—4,459,320 at June 30, 2004 and December 31, 2003	17,288,770	16,462,588
Series C Convertible Preferred Stock, $0.01 par value; Authorized, issued and outstanding shares—6,584,372 at June 30, 2004 and December 31, 2003	36,639,190	34,892,751
Series D Convertible Preferred Stock, $0.01 par value; Authorized shares—29,668,487; issued and outstanding shares—25,575,774 at June 30, 2004 and December 31, 2003	207,351,027	191,744,312

	279,349,409	260,264,644
Stockholders’ equity (deficit):
Series E Convertible Preferred Stock, $.01 par value, Authorized shares-9,796,238; issued and outstanding shares—9,796,238 at June 30, 2004 and December 31, 2003	88,166,139	88,166,139
Series F Convertible Preferred Stock, $.01 par value, Authorized shares-12,178; issued and outstanding shares—12,178 at June 30, 2004	122	—
Common Stock, $.01 par value: Authorized shares—90,018,495; issued and outstanding shares—9,426,711 at June 30, 2004 and 9,420,948 at December 31, 2003	94,267	94,209
Deferred compensation	(5,578)	(9,396)
Additional paid-in capital	10,104,697	10,102,040
Deficit	(329,465,902)	(292,944,491)

Total stockholders’ equity (deficit)	(231,106,254)	(194,591,499)

Total liabilities, redeemable preferred stock and stockholders’ equity	$61,392,006	$79,212,850

See accompanying notes to condensed consolidated financial statements.

NT Corporation

Condensed Consolidated Statements of Operations

Six months ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Revenues	$32,113,724	$28,242,985

Operating expenses:
Resale line costs	2,340,835	3,196,222
Facility line costs	7,468,421	5,084,469
UNEP line costs	4,028,412	3,672,791
Selling, general, and administrative expenses	21,715,669	23,722,211
Depreciation and amortization	13,669,404	14,691,699
Operating lease penalty	—	1,280,000

Total operating expenses	49,222,741	51,647,392

Operating loss	(17,109,017)	(23,404,407)

Other income (expense):
Interest income	23,975	141,237
Interest expense	(51,457)	(217,530)
Gain on disposal of assets and conversion of capital lease to operating lease	29,016	(1,055,035)
Other	1,690	12,539

	3,224	(1,118,789)

Net loss	(17,105,793)	(24,523,197)

Redeemable preferred stock dividends and accretion of issuance cost	(19,084,765)	(16,704,906)

Net loss applicable to common stockholders	$(36,190,558)	$(41,228,103)

Basic and diluted net loss per common share	$(3.84)	$(4.38)

Basic and diluted weighted-average common shares outstanding	9,426,711	9,420,323

See accompanying notes to condensed consolidated financial statements.

NT Corporation

Condensed Consolidated Statements of Cash Flows

Six months ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Operating activities
Net loss	$(17,105,793)	$(24,523,197)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	13,670,405	14,691,699
Amortization of stock compensation costs	3,818	15,864
Provision for losses on accounts receivable	818,808	(1,522,583)
Operating lease penalty	—	1,280,000
Gain on disposal of assets and conversion of capital lease to operating lease	—	885,672
Changes in operating assets and liabilities:
Receivables	(559,817)	4,488,128
Prepaid expenses and other assets	517,350	(202,142)
Accounts payable, accrued expenses and deferred revenue	(527,954)	(2,126,014)

Net cash used in operating activities	(3,183,183)	(7,012,574)

Investing activities
Purchases of property and equipment	(1,202,667)	(4,752,834)
Proceeds from disposal of assets	(2,484)	66,129

Net cash used in investing activities	(1,205,151)	(4,686,705)

Financing activities
Principal payments on long–term debt and capital lease obligations	(193,628)	(77,102)
Proceeds from issuance of common stock	2,714	8,306
Proceeds from loan	—	217,553

Net cash provided by (used in) financing activities	(190,914)	148,757

Net decrease in cash and cash equivalents	(4,579,248)	(11,550,522)
Cash and cash equivalents at beginning of year	10,503,099	28,722,933

Cash and cash equivalents at end of year	$5,923,851	$17,172,411

Supplemental disclosure of cash flow information
Cash paid for interest	$51,457	$299,339

See accompanying notes to condensed consolidated financial statements.

NT Corporation

Notes to Condensed Consolidated Financial Statements

June 30, 2004 and 2003

(Unaudited)

1.	Nature of Operations and Significant Accounting Policies

Organization and Nature of Operations

Network Telephone Corporation (“Network”) was incorporated in the state of Florida in October 1997 and NT Corporation (the “Company”) was incorporated in the state of Delaware in December 1999. An exchange agreement was executed effective December 22, 1999, which transferred all of the outstanding shares of the common and preferred stock of Network to the Company in exchange for an identical number of shares of the Company’s common and preferred stock. The terms of the Company’s preferred stock were identical to the terms of Network’s preferred stock.

The Company is an integrated communications provider offering facilities-based voice and data telecommunications services and Web services. The Company provides these services primarily to small and medium-sized businesses in 32 second- and third-tier markets in the southeastern United States. Services offered by the Company include local exchange, local access, domestic and international long distance, internet, Virtual Private Network (“VPN”) technology, and dedicated high-speed digital communications services using Digital Subscribe Line (“DSL”) technology. The Company provides service to its customers through Company-owned switches, network architecture leased from incumbent local exchange carriers (“ILECs”), and Unbundled Network Element Platform (“UNE-P”) line agreements and resale line agreements, primarily with one ILEC.

The Company has interconnection agreements with its primary ILEC for operations in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee. The Company also has interconnection agreements with two other ILECs for certain operations in Florida. Following that expiration of the fixed term of these agreements, which will occur March 2004 and June 2006, the Company will continue to operate under the terms of the expired agreements until the terms of new agreements are negotiated.

The Company has experienced operating losses and used cash in operations in 2004 and 2003, a portion of which cash used in operations was cash received in the vendor settlement discussed in Note 2. Subsequent to December 31, 2003, certain regulatory actions occurred that could affect revenues and cash flows in 2004, as discussed in Note 8. There can be no guarantee that the Company will achieve profitability or positive cash flows in 2004. Cash from operations in 2004 and cash on hand at June 30, 2004 may not be sufficient to fund obligations as they become due. As discussed in Note 8, the Company has entered into an agreement to sell the Company to a third party.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company’s operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory and other risks associated with an emerging business.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Network. All significant intercompany transactions and accounts have been eliminated in consolidation. References herein to the Company include the Company and its subsidiary, unless the context otherwise requires. The condensed consolidated financial statements reflect all adjustments of a normal

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

recurring nature which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented.

Business Reporting Segments

The Company has determined that its operations are within one reportable segment. Accordingly, financial information on industry segments is omitted. All sales to customers and assets are within the Southeastern United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method based upon the estimated useful lives of the assets ranging from five to seven years.

Construction-in-progress consists primarily of costs associated with the purchase and installation of digital switching platforms.

Organizational Costs

The Company expenses costs related to start-up activities as incurred.

Revenue Recognition

The Company recognizes revenues from telecommunications services in the period the related services are provided. Revenues on billings to customers in advance of providing services are deferred and recognized when earned. Revenues for carrier interconnection, access and reciprocal compensation are recognized in the period in which the service is provided, except when realization of these revenues is not reasonably assured.

Unbilled revenues represent revenues earned for telecommunication services that have been provided, and will be billed in succeeding months. In 2003, the Company re-evaluated its method of accruing unbilled revenue and included, among other things, an analysis of the likelihood such amounts would be collected. In 2003, the Company wrote off certain amounts accrued at December 31, 2002 as a result of revising its estimates. At June 30, 2004 and 2003 unbilled revenues totaled $115,957 and $369,893, respectively, and are included in accounts receivable in the accompanying consolidated balance sheets.

Credit is extended to customers based upon an evaluation of the customer’s financial condition and collateral is generally not required.

Network Costs

Network costs are recognized in the period in which the service is utilized. Accruals for unbilled leased network facilities, network access charges and equipment collocation charges are based on circuit counts,

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

estimated usage, and active collocation sites. Additionally, accrued network costs include charges invoiced by carriers which are probable network costs but have not yet been paid due to rate or volume disputes with other carriers. Network costs do not include an allocation of depreciation or amortization expense.

Income Taxes

Income taxes are accounted for using the liability method. Deferred income taxes relate to temporary differences between assets and liabilities recognized differently for financial reporting purposes and for income tax purposes.

Deferred tax assets and liabilities primarily relate to property and equipment, goodwill and net operating loss carryforwards. Valuation allowances of $66,175,000 and $54,366,000 at June 30, 2004 and 2003, respectively. At June 30, 2004, the Company has net operating loss carryforwards of approximately $176,924,000 available to reduce future taxable income, which expire at various dates through 2021 and are subject to certain limitations in each year.

Advertising Costs

The Company expenses advertising cost as incurred in accordance with Statement of Position 93-7, Reporting on Advertising Cost. Advertising expense was $68,985 and $31,106 for June 30, 2004 and 2003, respectively.

Employee Stock Options

The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense only to the extent the fair value of the Company’s common stock exceeds the exercise price of the stock options at the date of grant.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the net loss applicable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net loss per common share includes the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted net loss per common share for the years ended June 30, 2004 and 2003 are the same as the basic net loss per common share because the effects of such items are anti-dilutive.

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate their fair values. The carrying amounts of the Company’s long-term debt and capital lease obligations also approximate their fair values based upon current rates for similar obligations.

2.	Credit Facilities and Long-Term Debt

Long-term debt consists of notes payable to a bank totaling $268,089 and $275,451 at June 30, 2004 and 2003, respectively and a note payable to a related party totaling $1,254,419 at June 30, 2004. The notes payable to a bank bear interest from 7.75% to 8.75% and are payable in equal monthly installments of principal and interest through 2005. The note payable to a related party bears interest at 6% and is payable in monthly installments of $10,000 from December 2003 through September 2004 and in equal monthly installments of principal and interest of $56,730 beginning in October 2004 and continuing until the note is paid in full.

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

The Company has a letter of credit for $1,710,000 with its primary ILEC in connection with its agreements with the ILEC. The letter of credit expires December 11, 2004.

3.	Leases

The Company leases office buildings and certain equipment under various operating lease agreements. Rent expense totaled $832,821 and $1,074,263 for June 30, 2004 and 2003, respectively and included rent expense of $588,249 and $717,837 paid to a company owned by an officer of the Company as of June 30, 2004 and 2003, respectively. The Company also leases a portion of an office building under an operating lease from a Company owned, in part, by a shareholder and officer of the Company and a member of management of the Company. The lease expires in 2012 and requires the Company to pay maintenance, insurance, taxes and other expenses in addition to the minimum rentals. Pursuant to the lease agreement, the Company had the option at any time on or before May 31, 2003 to lease the remaining space in the office building for a term of 13 years at an average monthly rental of $60,000.

In the event the Company did not lease the additional office space, a penalty of $1,280,000 was due to the lessor no later than June 30, 2003. During 2003, the Company elected not to lease the additional office space and entered into a note payable to pay the $1,280,000 penalty. The note is payable in equal monthly installments of $10,000 from December 2003 through September 2004 and in equal monthly installments of $56,730 beginning in October 2004 and continuing until the note is paid in full. (See Note 2.)

At June 30, 2004, minimum future obligations under noncancelable operating leases with original terms of more than one year are as follows:

Operating Lease
2004	$231,172
2005	691,865
2006	515,179
2007	44,192

Total minimum lease payments	$1,482,408

4.	Preferred Stock

The Company has four classes of redeemable preferred stock (the “Redeemable Preferred Stock”) issued and outstanding at June 30, 2004. The Redeemable Preferred Stock is redeemable at any time on or after September 30, 2008 upon election by a majority of the holders. Each share of the Redeemable Preferred Stock is convertible at any time into one share of the Company’s common stock. The conversion rate is subject to certain adjustments as defined in the Company’s certificate of incorporation. All shares of the Redeemable Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. Dividends on the Redeemable Preferred Stock are cumulative and are payable in preference to any dividends on the Company’s common stock. Each share of the Redeemable Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The issuance costs, with remaining balances of $5,591,206 and $6,290,107 at June 30, 2004 and 2003, respectively, are accreted to the Redeemable Preferred Stock balance through September 2008, which is the date the stock may be redeemed upon the election by a majority of the holders.

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

On June 30, 1999, the Company issued 7,500,000 shares of 10% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for $10,648,403, net of issuance costs. The Series A Preferred Stock has a redemption and liquidation value of $1.50 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series A Preferred Stock dividends in arrears of $7,081,124 at June 30, 2004. In connection with the issuance of the Series A Preferred Stock, the Company issued warrants to purchase 200,000 shares of its Common Stock at $1.50 per share. The warrants are exercisable by the holders at any time through June 30, 2004. The value of the warrants was de minimis at the date of issuance.

On February 4, 2000, the Company issued 4,459,320 shares of 10% Series B Convertible Preferred Stock (the “Series B Preferred Stock”) for $11,224,156, net of issuance costs. The Series B Preferred Stock has a redemption and liquidation value of $2.52 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series B Preferred Stock dividends in arrears of $6,055,140 at June 30, 2004.

On February 29, 2000, the Company issued 6,584,372 shares of 10% Series C Convertible Preferred Stock (the “Series C Preferred Stock”) for $23,978,027, net of issuance costs. The Series C Preferred Stock has a redemption and liquidation value of $3.64 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series C Preferred Stock dividends in arrears of $12,648,301 at June 30, 2004.

On August 18, 2000 and September 8, 2000, the Company issued 25,575,774 shares of 15% Series D Convertible Preferred Stock (the “Series D Preferred Stock”) for $140,669,540, net of issuance costs. The Series D Preferred Stock has a redemption and liquidation value of $5.85 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series D Preferred Stock dividends in arrears of $62,254,625 at June 30, 2004.

In addition to the Redeemable Preferred Stock, the Company issued the Series E Convertible Preferred Stock during 2001. Each share of the Series E Convertible Preferred Stock is convertible at any time into one share of the Company’s Common Stock. The conversion rate is subject to certain adjustments as defined in the Company’s certificate of incorporation. All shares of the Series E Convertible Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. Each share of the Series E Convertible Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The Series E Convertible Preferred Stock shareholders may vote on matters other than the election of members of the board of directors. No dividends shall be paid on the Series E Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding.

On April 26, 2004, the Company issued 12,178 shares of Series F Convertible Preferred Stock. Each share of the Series F Convertible Preferred Stock is convertible at any time into one share of the Company’s Common Stock. The conversion rate is subject to certain adjustments as defined by the Company’s article of incorporation. All shares of the Series F Convertible Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. No dividends shall be paid on the Series F Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding. A merger, reorganization or other acquisition-type transaction or a sale of all or substantially all of the Company’s assets shall not be treated as a liquidation but as a “Sale” of the Company. In a Sale of the Company the Series F Preferred shareholders shall participate parri passu with

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

the holders of the Series E Preferred and the Prior Preferred in the distribution of the Sale proceeds based on a Series F Preferred liquidation preference equal to:

$1.00 million	if the Sale proceeds are at least $50 million but less than $100 million;
$2.50 million	if the Sale proceeds are at least $100 million but less than $150 million;
$4.50 million	if the Sale proceeds are at least $150 million but less than $200 million;
$7.00 million	if the Sale proceeds are at least $200 million but less than $250 million;
$10.00 million	if the Sale proceeds are at least $250 million but less than $300 million;
$13.50 million	if the Sale proceeds are at least $300 million but less than $350 million;
$17.50 million	if the Sale proceeds are at least $350 million but less than $400 million;
$22.00 million	if the Sale proceeds are at least $400 million but less than $450 million; and
$27.00 million	if the Sale proceeds are at least $450 million.

Each share of the Series F Convertible Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The Series F Preferred shareholders may vote on matters other than the election of members of the board of directors. No dividends shall be paid on the Series F Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding.

5.	Employee Stock Options

In 1999, the Company adopted the 1999 Stock Option Plan (the “Option Plan”) and reserved 2,705,273 of shares of its authorized Common Stock for grant under the Option Plan. At June 30, 2004 and 2003, there were no outstanding options under the Option Plan. The Option Plan provides for the grant of stock based awards to employees of the Company through incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options. The term of the options granted under the Option Plan may not exceed ten years. The Option Plan expires on June 30, 2009.

In 2000, the Company adopted the 2000 Equity Incentive Plan (the “Incentive Plan”) and reserved 2,705,273 of shares of its authorized common stock for grant under the Incentive Plan. Options granted under the Incentive Plan may be incentive stock options or non-qualified stock options and Options have a ten-year term. During the year ended December 31, 2001, an additional 5,200,000 shares of the Company’s common stock were reserved for grant under the Incentive Plan.

A summary of the Company’s stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Outstanding at January 1, 2003	4,568,813	$1.49
Granted in	993,998	.23
Exercised	(9,279)	.67
Forfeited	(846,564)	1.46

Outstanding at June 30, 2003	4,706,968	$1.22
Granted in	406,902	.23
Exercised	(3,125)	.67
Forfeited	(1,199,283)	1.46

Outstanding at December 31, 2003	3,911,462	1.22
Granted in six months ended June 30, 2004	1,841,900	.20
Exercised	—	.0
Forfeited	(510,614)	.97

Outstanding at June 30, 2004	5,242,748	$0.27

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

Options granted in 2004 and 2003 under the Incentive Plan have ten-year terms and have exercise pricing ranging from $0.20 to $1.75 per share. An employee vests in and may exercise 25% of the options after the end of the first anniversary of the grant date and one-forty-eighth of the option shares after the end of each calendar month following the first anniversary of the grant date.

6.	Retirement Plan

The Company has a contributory 401(k) retirement plan (the “Plan”) covering substantially all full-time employees. Employees are allowed to contribute up to 15% of their annual wages to the Plan as limited by the Internal Revenue Service. The Company makes contributions to the plan on a discretionary basis. The Company’s made no contributions to the Plan at June 30, 2004 and 2003, respectively.

7.	Commitments and Contingencies

The Company is involved in various claims and litigation incidental to its business. Although the outcome of such matters cannot be determined with certainty, management, upon the advice of counsel, is of the opinion that the fiscal outcome should not have a material effect on the Company’s consolidated results of operations or financial position.

8.	Subsequent Events

Regulatory Developments

On March 2, 2004, a federal court of appeals vacated and remanded to the Federal Communications Commission (“FCC”) several portions of an order the FCC issued in August 2003. In its order, the FCC adopted changes to the rules defining the circumstances under which incumbent carriers must make network elements available to competitive carriers like the Company at cost-based rates. The FCC adopted rules which, among other things, permit state regulators, under specified circumstances, to impose significant limitations on the ability of competitive carriers to purchase the “unbundled network element platform,” or UNE-P, from incumbent local exchange carriers at regulated prices based on the FCC’s “Total Element Long Run Incremental Cost” methodology. The appellate court vacated certain portions of the order that were beneficial to the Company, including those portions requiring incumbent carriers to continue to make available mass market switching and dedicated transport facilities at cost-based rates, and those portions delegating certain responsibilities to the states to determine which of these elements should continue to be made available. The court also upheld several portions of the order that could result in increased costs for the Company, including limiting the local loops and enterprise switching elements that must be made available to competitive carriers at cost-based rates. The order is now effective, and the FCC has indicated that it intends to issue interim rules that freeze existing rates, terms and conditions for a period of six months while it develops permanent rules to address the appellate court’s decision. Some competitive carriers are seeking review of the appellate court’s decision by the United States Supreme Court, which has denied petitions for a stay of the appellate court’s decision. The Company continues to advocate its position related to the continued availability of certain network elements at cost-based rates.

The FCC continues to urge incumbent and competitive carriers to negotiate resolution of the issues addressed in the appellate court’s decision. It is uncertain whether these commercial negotiations will be successful. There has been no public announcement of a commercial resolution of these issues between BellSouth, which is the incumbent carrier in most of the Company’s markets, and any major competitive carrier that purchases UNE-P. The Company cannot predict how the FCC will act in any remand proceedings resulting from the appellate court’s ruling, or the extent to which the FCC’s resulting decisions will be favorable or unfavorable to the Company’s business. Based on the appellate court’s decision, it is

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

likely that the availability of cost-based unbundled network elements to competitive carriers will be diminished in the new FCC permanent rules and that the overall cost to competitive carriers of using unbundled network elements will increase.

As of June 30, 2004, the Company had approximately 29,000 business UNE-P lines which are all provided by BellSouth. The Company generally seeks to target those lines, which are subject to the regulatory uncertainties above, for conversion to a facilities-based product when such a conversion is economically advantageous.

Sales Transaction

In September 2004, the Company announced plans to merge operations with ITC^DeltaCom, Inc., a CLEC operating in the southeastern United States. In this merger transaction, ITC^DeltaCom, Inc. will issue up to 8,850,000 shares of common stock in exchange for all of the stock of the Company. The transaction is expected to close late in the fourth quarter of 2004 or early in the first quarter of 2005, depending on regulatory approvals and the satisfaction of other closing conditions.